FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Barbara Henderson	Anthony Runnels

SVP, Worldwide Corp. Comm. Sr. Manager, Investor Relations (310) 410-9600 ext. 32205
(310) 410-9600 ext. 32736

HERBALIFE RECEIVES DIRECT SELLING LICENSE IN CHINA

LOS ANGELES, March 23, 2007 – Herbalife Ltd. (NYSE: HLF), a global nutrition direct-selling company, announced today that it has received its direct-selling license from China’s Ministry of Commerce.

The license permits Herbalife to conduct a direct selling business in Suzhou and Nanjing in the Jiangsu province. Over six million people live in Suzhou, the fifth largest Chinese city based upon GDP, and approximately eight million people live in Nanjing, which is the second largest commercial center in East China after Shanghai.

Herbalife currently operates 42 stores and 17 service centers in 25 provinces in China. The company operates a unique direct-selling model in China in accordance with local regulations. Independent distributors who are employed by the company conduct their business in retail locations owned by Herbalife. Consumers and other distributors come into the store to buy product and learn more about the business opportunity. Now that a license has been granted, Distributors will be allowed to conduct business outside of the store in the particular province and cities named in the direct selling license.

“It is an honor for Herbalife to receive this license. We have worked closely with China’s Ministry of Commerce and the State Administration Industry and Commerce over the past year and we are committed to maintaining the highest standards of integrity in the direct-selling industry,” said Chief Executive Officer Michael O. Johnson.

“We can help set an example for the direct-selling industry on how our industry can improve the wellbeing of our Chinese distributors and their customers,” said Percy Chin, Herbalife’s senior vice president and managing director of its Greater China region.

Headquartered in Shanghai, Herbalife sells more than 30 products in China. The company operates its own manufacturing facility in Suzhou, China, that produces products for local use and export.

Herbalife is affiliated with, and plays an active role in a large number of industry trade organizations, including The World Federation of Direct Selling Associations, the Federation of European Direct Selling Associations and 40 individual Direct Selling Associations globally.

About Herbalife
Herbalife (http://www.herbalife.com) is a global network marketing company that sells weight-management, nutritional supplements and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 64 countries through a network of more than one million independent distributors. The company supports the Herbalife Family Foundation (http://www.herbalifefamilyfoundation.org) and its Casa Herbalife program to bring good nutrition to children. Please visit Investor Relations (http://ir.herbalife.com) for additional financial information.

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